Exhibit 99

FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION CONTACT:
April 28, 2005                           Media: Patricia Cameron 318.388.9674
                                         patricia.cameron@centurytel.com
                                         Investors: Tony Davis 318.388.9525
                                         tony.davis@centurytel.com

CenturyTel Reports First Quarter Earnings
-----------------------------------------

Monroe, LA. . . CenturyTel, Inc. (NYSE Symbol: CTL) announces operating results for first quarter 2005.

  o Operating revenues rose to $595.3 million from $593.7 million in first quarter 2004.

  o Net income, excluding nonrecurring items, was $80.0 million compared to $83.3 million in first quarter 2004. Reported under GAAP, first quarter 2005 net income was $79.6 million compared to $83.3 million in first quarter 2004.

  o Diluted earnings per share increased 3.5% to $.59 from $.57 in first quarter 2004 due to share repurchases during 2004.

  o Free cash flow (as defined in the attached financial schedules) was $137.3 million in first quarter 2005.

  o During the first quarter, the Company repurchased 1.78 million shares of common stock for approximately $60 million under its $200 million share repurchase program.

--------------------------------------------------------------------------------
First Quarter Highlights (1)              Quarter Ended  Quarter Ended  % Change
  (In thousands, except per share            3/31/05        3/31/04
  amounts and customer units)
--------------------------------------------------------------------------------
  Operating Revenues                     $    595,282    $   593,704       0.3 %
  Operating Cash Flow                    $    309,035    $   310,549      (0.5)%
  Net Income                             $     79,991    $    83,279      (3.9)%
  Diluted Earnings Per Share             $        .59    $       .57       3.5 %
  Average Diluted Shares Outstanding          137,169        147,426      (7.0)%
  Capital Expenditures                   $     74,903    $    61,745      21.3 %
--------------------------------------------------------------------------------

  Telephone Access Lines                    2,298,491      2,366,420      (2.9)%
  Long Distance Lines                       1,097,209        961,832      14.1 %
  DSL Connections                             173,768         97,092      79.0 %
--------------------------------------------------------------------------------

  (1) These results include adjustments for nonrecurring items and other non-GAAP financial measures. A reconciliation of these items to comparable GAAP measures is included in the attached financial schedules.

     "CenturyTel achieved solid financial results during the first quarter with increased revenues from DSL, long distance and fiber operations," Glen F. Post, III, chairman and chief executive officer, said. "Our revenue from enhanced calling features also continues to grow as customer demand for our bundle offerings remains strong. More than 17% of our residential access lines were served through a bundle at the end of the first quarter with more than 60% of those bundles also including Internet or long distance service."

     Operating revenues rose to $595.3 million in first quarter 2005 from $593.7 million in first quarter 2004. Revenue growth of approximately $15.0 million was driven primarily by growth in DSL connections, data circuits, long distance lines and our fiber transport business and the continued penetration of enhanced calling features. These increases more than offset revenue declines of approximately $14.0 million primarily attributable to lower access revenues, universal service funding and intrastate toll revenues, along with access line losses.

     Operating expenses increased 2.0% to $418.4 million compared to $410.1 million in first quarter 2004. Cost of services and products increased $10.4 million primarily due to growth in DSL connections, data circuits, long distance lines and the fiber transport business. Selling, general and administrative expenses decreased $7.4 million primarily due to lower bad debt expense and employee costs. Depreciation and amortization increased $5.2 million primarily due to higher levels of plant in service and increased amortization associated with the Company's new billing system.

     Operating cash flow decreased to $309.0 million from $310.5 million. CenturyTel achieved an operating cash flow margin of 51.9% during the quarter versus 52.3% in first quarter 2004.

     Net income, excluding nonrecurring items, was $80.0 million compared to $83.3 million in first quarter 2004, reflecting the decrease in operating income, which was partially offset by lower interest and income tax expense. Diluted earnings per share, excluding nonrecurring items, increased 3.5% to $.59 from $.57, due to a 7.0% reduction in diluted shares outstanding.

     "CenturyTel experienced stronger than expected broadband demand during the quarter, adding more than 31,000 DSL connections and ending the quarter with a penetration rate of nearly 10.5% of DSL-enabled lines. These results reflect the success of our strategic focus of owning the broadband connection to customers in our markets," Post said.

     Under generally accepted accounting principles (GAAP), CenturyTel reported operating revenues of $595.3 million in first quarter 2005 compared to $593.7 million in first quarter 2004. In first quarter 2005, the Company reported net income of $79.6 million and diluted earnings per share of $.59, compared to $83.3 million and $.57 per diluted share, respectively, in first quarter 2004. Net income in first quarter 2005 includes $3.7 million after-tax expense related to CenturyTel's purchase and retirement of approximately $400 million of Series J Notes and $3.3 million net benefit related to the settlement of various income tax audits.

     For second quarter 2005, CenturyTel expects total revenues of $590 to $605 million and diluted earnings per share of $.53 to $.57. The decline in diluted earnings per share from first quarter to second quarter 2005 is primarily due to increased operating costs related to expected growth in our DSL, long distance and fiber operations, annual wage adjustments effective in the second quarter and the seasonal impact of maintenance activities for our outside plant.

     For the full year 2005, diluted earnings per share is expected to be in the range of $2.25 to $2.35 versus the previous guidance of $2.20 to $2.35, reflecting the higher than anticipated first quarter diluted earnings per share, fewer fully diluted shares outstanding as a result of share repurchases during the first quarter and postponement of the effective date for the change in accounting for stock options.

     These outlook figures for the second quarter and full year 2005 assume the successful mitigation of the dilutive effect of the Equity Units currently scheduled to settle in May 2005, and exclude any costs associated with transactions related to the Equity Units, future share repurchases, mergers, acquisitions, divestitures or other nonrecurring items.

      Reconciliation to GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow and adjustments to GAAP measures to exclude the effect of nonrecurring items. In addition to providing key metrics for management to evaluate the Company's performance, we believe these measurements assist readers in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial statements. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available on the Company's Web site at www.centurytel.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

     Investor Call. As previously announced, CenturyTel's management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 866.802.4324. The call will be accessible for replay through May 4, 2005, by calling 888.266.2081 and entering the conference ID number 680045. Investors can also listen to CenturyTel's earnings conference call and replay by accessing the Investor Relations portion of the Company's Web site at www.centurytel.com through to May 18, 2005.

     In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations and hiring adequate numbers of qualified staff; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company's ability to successfully take steps to mitigate the dilutive effect of the Equity Units currently scheduled to settle in May 2005; the Company's ability to collect its receivables from financially troubled communications companies; the Company's ability to successfully negotiate collective bargaining agreements on reasonable terms; other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The information contained in this release is as of April 28, 2005. The Company undertakes no obligation to update any of its forward-looking statements.

     CenturyTel, Inc. (NYSE: CTL) provides a full range of local, long distance, Internet and broadband services to consumers in 22 states. Included in the S&P 500 Index, CenturyTel is a leading provider of integrated communications services to rural areas and small to mid-size cities in the United States. Visit CenturyTel at www.centurytel.com.

                  -----------------------------------

                                CenturyTel, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (UNAUDITED)

                                 Three months ended March 31, 2005   Three months ended March 31, 2004
                                 ---------------------------------   ---------------------------------
                                                       As adjusted                         As adjusted                   Increase
                                              Less      excluding                 Less      excluding                   (decrease)
                                              non-        non-                    non-         non-        Increase      excluding
In thousands, except                As      recurring   recurring       As      recurring   recurring     (decrease)    nonrecurring
 per share amounts               reported     items       items      reported     items       items      as reported       items
                                 ---------------------------------   ---------------------------------   -----------    ------------
OPERATING REVENUES
    Local service              $   176,985                 176,985     178,058                 178,058       (0.6%)         (0.6%)
    Network access                 230,278                 230,278     240,957                 240,957       (4.4%)         (4.4%)
    Long distance                   47,515                  47,515      44,589                  44,589        6.6%           6.6%
    Data                            72,906                  72,906      65,628                  65,628       11.1%          11.1%
    Fiber transport and CLEC        20,243                  20,243      17,432                  17,432       16.1%          16.1%
    Other                           47,355                  47,355      47,040                  47,040        0.7%           0.7%
                                 ---------------------------------   ---------------------------------
                                   595,282          -      595,282     593,704          -      593,704        0.3%           0.3%
                                 ---------------------------------   ---------------------------------
OPERATING EXPENSES
    Cost of services
      and products                 191,993                 191,993     181,549                 181,549        5.8%           5.8%
    Selling, general
      and administrative            94,254                  94,254     101,606                 101,606       (7.2%)         (7.2%)
    Depreciation and
      amortization                 132,175                 132,175     126,992                 126,992        4.1%           4.1%
                                 ---------------------------------   ---------------------------------
                                   418,422          -      418,422     410,147          -      410,147        2.0%           2.0%
                                 ---------------------------------   ---------------------------------

OPERATING INCOME                   176,860          -      176,860     183,557          -      183,557       (3.6%)         (3.6%)

OTHER INCOME (EXPENSE)
    Interest expense               (52,625)    (1,196)(1)  (51,429)    (52,543)                (52,543)       0.2%          (2.1%)
    Income from unconsolidated
      cellular entity                1,313                   1,313       2,059                   2,059      (36.2%)        (36.2%)
    Other income (expense)           1,535     (1,574)(2)    3,109       2,304                   2,304      (33.4%)         34.9%
    Income tax expense             (47,467)     2,395 (3)  (49,862)    (52,098)                (52,098)      (8.9%)         (4.3%)
                                 ---------------------------------   ---------------------------------
NET INCOME                     $    79,616       (375)      79,991      83,279          -       83,279       (4.4%)         (3.9%)
                                 =================================   =================================

BASIC EARNINGS PER SHARE       $      0.60       0.00         0.60        0.58                    0.58        3.4%           3.4%
DILUTED EARNINGS PER SHARE     $      0.59       0.00         0.59        0.57                    0.57        3.5%           3.5%

SHARES OUTSTANDING
    Basic                          132,183                 132,183     142,585                 142,585       (7.3%)         (7.3%)
    Diluted                        137,169                 137,169     147,426                 147,426       (7.0%)         (7.0%)

DIVIDENDS PER COMMON SHARE     $      0.06                    0.06      0.0575                  0.0575        4.3%           4.3%

NONRECURRING ITEMS
  (1) - Write-off of unamortized deferred debt costs associated with purchasing and retiring approximately $400 million of Series J notes.
  (2) - Includes (i) $4.8 million debt extinguishment charge related to purchasing and retiring approximately $400 million of Series J notes, net of (ii) $3.2 million of interest income related to the settlement of various income tax audits.
  (3) - Includes (i) $1.1 million net tax benefit of Items (1) and (2) and
        (ii) $1.3 million tax benefit related to the settlement of various income tax audits.



                                CenturyTel, Inc.
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2005 AND DECEMBER 31, 2004
                                   (UNAUDITED)

                                                 March 31,        December 31,
                                                   2005               2004
                                              ---------------   ---------------
                                                       (in thousands)
                ASSETS
CURRENT ASSETS
    Cash and cash equivalents               $         129,331           167,215
    Other current assets                              249,275           252,632
                                              ---------------   ---------------
        Total current assets                          378,606           419,847
                                              ---------------   ---------------

NET PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment                   7,496,363         7,431,017
    Accumulated depreciation                       (4,208,514)       (4,089,616)
                                              ---------------   ---------------
        Net property, plant and equipment           3,287,849         3,341,401
                                              ---------------   ---------------

GOODWILL AND OTHER ASSETS
    Goodwill                                        3,433,864         3,433,864
    Other                                             609,512           601,841
                                              ---------------   ---------------
        Total goodwill and other assets             4,043,376         4,035,705
                                              ---------------   ---------------

TOTAL ASSETS                                $       7,709,831         7,796,953
                                              ===============   ===============

          LIABILITIES AND EQUITY
CURRENT LIABILITIES
    Current maturities of long-term debt    $         144,811           249,617
    Other current liabilities                         466,267           442,001
                                              ---------------   ---------------
        Total current liabilities                     611,078           691,618

LONG-TERM DEBT                                      2,694,203         2,762,019
DEFERRED CREDITS AND OTHER LIABILITIES                970,865           933,551
STOCKHOLDERS' EQUITY                                3,433,685         3,409,765
                                              ---------------   ---------------

TOTAL LIABILITIES AND EQUITY                $       7,709,831         7,796,953
                                              ===============   ===============



                                CenturyTel, Inc.
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                   (UNAUDITED)

                                                  Three months ended March 31, 2005     Three months ended March 31, 2004
                                                  ---------------------------------     ---------------------------------
                                                                        As adjusted                           As adjusted
                                                               Less      excluding                   Less      excluding
                                                               non-        non-                      non-        non-
                                                      As     recurring   recurring          As     recurring   recurring
 In thousands                                      reported    items       items         reported    items       items
                                                  ---------------------------------     ---------------------------------
Operating cash flow and cash flow margin
    Operating income                             $   176,860         -      176,860        183,557         -      183,557
    Add: Depreciation and amortization               132,175                132,175        126,992                126,992
                                                  ---------------------------------     ---------------------------------
    Operating cash flow                          $   309,035         -      309,035        310,549         -      310,549
                                                  =================================      ================================

    Revenues                                     $   595,282         -      595,282        593,704         -      593,704
                                                  =================================     =================================

    Operating income margin (operating
      income divided by revenues)                      29.7%                  29.7%          30.9%                  30.9%
                                                  ==========          =============     ==========          =============

    Operating cash flow margin (operating
      cash flow divided by revenues)                   51.9%                  51.9%          52.3%                  52.3%
                                                  ==========          =============     ==========          =============


Free cash flow (prior to debt service
  requirements and dividends)
    Net income                                   $    79,616      (375)(1)   79,991         83,279         -       83,279
    Add: Depreciation and amortization               132,175         -      132,175        126,992         -      126,992
    Less:  Capital expenditures                      (74,903)        -      (74,903)       (61,745)        -      (61,745)
                                                  ---------------------------------     ---------------------------------
    Free cash flow                               $   136,888      (375)     137,263        148,526         -      148,526
                                                  =================================     =================================

    Free cash flow                               $   136,888                               148,526
    Income from unconsolidated cellular entity        (1,313)                               (2,059)
    Deferred income taxes                             22,141                                26,673
    Changes in current assets and
      current liabilities                             27,623                                57,695
    Increase in other noncurrent assets               (1,358)                              (11,032)
    Decrease in other noncurrent liabilities            (729)                               (3,949)
    Retirement benefits                                6,004                                10,830
    Other, net                                        (7,340)                               (4,989)
    Add: Capital expenditures                         74,903                                61,745
                                                  ----------                            ----------
    Net cash provided by operating activities    $   256,819                               283,440
                                                  ==========                            ==========

NONRECURRING ITEMS
 (1) - Includes (i) $3.7 million after-tax expense related to purchasing and retiring approximately $400 million of Series J notes, net of (ii) $3.3 million net benefit related to the settlement of various income tax audits.